SAGE QUANT ETF TRUST

(a Delaware Statutory Trust)

AMENDMENT NO. 1 TO THE AGREEMENT AND DECLARATION OF TRUST

This Amendment No. 1 (“Amendment”) to the Agreement and Declaration of Trust of Sage Quant ETF Trust (“Trust”) dated as of May 17, 2012 (“Declaration of Trust”) amends the Declaration of the Trust effective August 29, 2013, pursuant to an unanimous written consent signed by the Board of Trustees of the Trust dated August 29, 2013, as follows:

The Declaration of Trust is hereby amended to replace references to “Sage Quant ETF Trust” in each and every instance to “ETF Series Trust”.